Exhibit 99.1

Sonos Appoints Jonathan Mildenhall to Board of Directors

Jonathan’s appointment bolsters Sonos board of world-class leaders

SANTA BARBARA, Calif.-- Jan. 29, 2024 -- Sonos, Inc. (Nasdaq: SONO) today announced the appointment of Jonathan Mildenhall, Chief Marketing Officer of the Rocket Companies, to its board, effective Jan. 25, 2024.

“With his outstanding experience building exceptional brands, Jonathan will make great contributions as Sonos continues its journey to become the world’s leading sound experience company,” said Julius Genachowski, Chair of the Sonos Board.

Prior to joining the Rocket Companies as Chief Marketing Officer, Jonathan co-founded TwentyFirstCenturyBrand, one of the most influential brand-building companies, and has a long history in leadership, brand-building, advertising and marketing. Prior to founding TwentyFirstCenturyBrand, Mildenhall served as chief marketing officer at Airbnb during which time the company’s valuation grew from $1 billion to more than $31 billion. Prior to Airbnb, he held multiple positions at The Coca-Cola Company focused on global advertising strategy, content excellence, and integrated marketing communications. Mildenhall is also a board member of Fanatics, Inc.

“For years Sonos has transformed the way my family and I enjoy audio entertainment. I have always loved the brand and the user experience. To serve on the board and help the company drive accelerated growth through all aspects of marketing innovation is, quite frankly, thrilling,” said Jonathan Mildenhall.

About Sonos

Sonos (Nasdaq: SONO) is one of the world’s leading sound experience brands. As the inventor of multi-room wireless home audio, Sonos innovation helps the world listen better by giving people access to the content they love and allowing them to control it however and wherever they choose. Known for delivering an unparalleled sound experience, thoughtful design aesthetic, simplicity of use, and an open platform, Sonos makes the breadth of audio content available to anyone. Sonos is headquartered in Santa Barbara, California. Learn more at www.sonos.com.

Investor Contact
James Baglanis

IR@sonos.com

Media Contact
Erin Pategas

PR@sonos.com

Source: Sonos